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                                                                 EXHIBIT 99


FOR IMMEDIATE RELEASE                                            May 11, 1999
For further information please contact:
Richard L. Park, CFO

                               LOCAL OKLAHOMA BANK
(405) 841-2298


                           LOCAL FINANCIAL CORPORATION
                            ANNOUNCES CHARTER CHANGE


Local Financial Corporation, the holding company for Local Oklahoma Bank, one of Oklahoma's oldest and most trusted financial institutions, announced that effective Tuesday, May 11, 1999, the Bank's Federal Savings charter will be converted to a National Bank charter. Last week, the Company received formal notification from the Comptroller of the Currency of its approval of the Bank's charter conversion. The Company had previously received Federal Reserve and FDIC approval. The charter conversion is consistent with the Company's ongoing strategy of developing a major commercial bank in the state of Oklahoma.

In an effort to meet the expanding needs of Local's customers and to develop long-term banking relationships throughout the state, Local Oklahoma has been building the state's most experienced banking team. A National Bank charter has broader commercial lending powers thus enhancing the Bank's ability to meet all the needs of its expanding customer base. Local Oklahoma also intends to continue its strong commitment to meeting the residential and consumer lending needs of the community.

Edward A. Townsend, Chairman and CEO of Local, stated, "We are very excited about the charter conversion. The change will be virtually transparent to our current customers, but it will enable the Bank to broaden its product base in a manner that allows us to handle every conceivable banking need that might arise in our state."